UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

eWELLNESS HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	26-1607874
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

605 W Knox Rd., Suite 202, Tempe AZ	85284
(Address of principal executive offices)	(Zip Code)

(480) 588-3333

(Issuer’s telephone number)

Copies of Communications to:

Laura Anthony, Esq.

Legal & Compliance, LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

(561) 514-0936

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange of which each class is to be registered

None	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [  ]

Securities Act registration statement file number to which this form relates: (if applicable)

None.

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value $0.001 per share

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

eWELLNESS HEALTHCARE CORPORATION’s (the “Company”) authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of the Company’s common stock:

1. Have equal ratable rights to dividends from funds legally available, when, as and if declared by the Board of Directors;

2. Are entitled to share ratably in all of assets available for distribution to holders of common stock upon liquidation, dissolution, or winding up of corporate affairs;

3. Do not have preemptive, subscription or conversion rights; and there are no redemption or sinking fund provisions or rights; and

4. Are entitled to one vote per share on all matters on which stockholders may vote.

Holders of the Company’s common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any directors.

The declaration of any cash dividend will be at the discretion of the Company’s Board of Directors and will depend upon earnings, if any, capital requirements and our financial position, general economic conditions, and other pertinent conditions.

Preferred Stock

The Company’s amended and restated articles of incorporation authorize the issuance of 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the Company’s board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Item 2. Exhibits.

Exhibit	Description

3.1(a)	Articles of Incorporation (Incorporated herein by reference to Exhibit 3(a) of the Company’s Form S-1 filed with the Commission on May 15, 2012).

3.1(b)	Certificate of Amendment to Articles of Incorporation (Incorporated herein by reference to Exhibit 3.1 of the Company’s Form S-1/A (Amendment No. 3) filed with the Commission on August 30, 2012).

3.1(c)	Amended and Restated Articles of Incorporation as filed with the Secretary of State of Nevada on April 25, 2014 (Incorporated herein by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the Commission on April 29, 2014).

3.2	Bylaws (Incorporated herein by reference to Exhibit 3(b) of the Company’s Form S-1 filed with the Commission on May 15, 2012).

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration to be signed on its behalf by the undersigned, thereto duly authorized.

eWELLNESS HEALTHCARE CORPORATION

Date: May 1, 2014	By:	/S/ Andreas A. McRobbie-Johnson
Andreas A. McRobbie-Johnson, Chief Executive Officer